BLACK HILLS CORPORATION ANNOUNCES

PRIVATE PLACEMENT OF COMMON STOCK

RAPID CITY, SD—February 14, 2007—Black Hills Corporation (NYSE: BKH) today accepted commitments from certain institutional investors to purchase approximately 4.17 million shares of Common Stock at a price of $36.00 per share, to be issued through a private placement offering expected to be completed by February 22, 2007. The Company will use the net proceeds from this offering for debt reduction. The shares of Common Stock to be sold will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

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